                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-20688

                           NOTIFICATION OF LATE FILING

(Check   [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F  [X] Form 10-Q   [ ] Form N-SAR
One):
For Period Ended:                  JULY 31, 2002
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K       [ ]  Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F       [ ]  Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

  If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant         DATATEC SYSTEMS, INC.
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

                                23 MADISON ROAD
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Address of principal executive office (Street and number)

City, state and zip code        FAIRFIELD, NEW JERSEY 07004
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

        If the subject report could not be filed without  unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]     (a) The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b) The subject annual report,  semi-annual report, transition report on
        Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following  the  prescribed  due date; or
        the  subject  quarterly  report or  transition  report on Form 10-Q,  or portion  thereof  will be filed on or  before  the  fifth  calendar  day following the prescribed due date; and

[ ]     (c) The  accountant's  statement  or other  exhibit  required  by Rule
        12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

        State below in reasonable  detail the reasons why Form 10-K, 11-K, 20-F,
10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        The  Registrant  was unable to file the Form 10-Q for the quarter  ended
July 31, 2002  without  unreasonable  effort or expense due to delays  resulting from the change in auditors.

                                     PART IV
                                OTHER INFORMATION

        (1)  Name and telephone number of person to contact in regard to this notification

        ISAAC GAON                   (973)                     808-4000
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         (Name)                    (Area Code)             (Telephone number)

        (2) Have all other periodic  reports  required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                               [  ] Yes  [X] No

               The  Registrant's  Annual  Report on Form 10-K for the year ended
April 30, 2002.

        (3)  Is it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                               [  ] Yes  [X] No

        If so: attach an explanation of the anticipated change, both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                              DATATEC SYSTEMS, INC.
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date    September 17, 2002             By:   /s/ Isaac Gaon
     --------------------------            -------------------------------------
                                       Name: Isaac Gaon
                                       Title: Chief Executive Officer

          INSTRUCTION.  The form may be signed by an  executive  officer  of the registrant  or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed  beneath the signature.  If the  statement is signed on behalf of the  registrant  by an authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional  misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).